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The following is a transcript of the interview between Dr. Mark Dybul, Chief Executive Officer of Renovaro Biosciences Inc. (NASDAQ:RENB) (“Renovaro”) and Proactive Investors on November 21, 2023. While effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Renovaro believes that none of these are material.

Steve Darling: Welcome back inside our Proactive Newsroom and joining me now is Dr. Mark Dybul. He is the CEO of Renovaro Biosciences. Dr. Dybul, great to see you. How are you?

Mark Dybul: Great. How are you? Nice to be with you, Steve. Thanks for having me.

Steve Darling: Yeah, good to have you along. Really excited about some recent news you had out. We’ll talk about in just a second but maybe just give me a bit of an overview of the company itself.

Mark Dybul: Yeah, so Renovaro, it means to renew. It’s focused on platform approaches to strengthen our own immune system, to renew the immune system, to retrain it so that it can control diseases on its own. For example, our vision is to eliminate toxic chemotherapy within our lifetime by retraining, renewing the immune system to see cancer, chronic infectious diseases in a new way, and control it without therapy. We’re fairly advanced now. We’re moving on the oncology platform in particular towards clinical trials and towards the end of this coming year. And then because of the way we’ve approached it, we think we could actually be commercial within a year of that or not that long after. The reason for that is our approach takes a platform approach and an off the shelf approach of cells from another person that we take that orchestrate the whole immune system called the dendritic cell, and genetically modify it, put a little bit of the tumor on so that it shows the tumor in a completely new way to the immune system. And the immune system can respond and the data are really powerful. The person who’s doing our studies from UCLA, Dr. Anahid Jewett, who is one of the leader in immunotherapy for cancers, calls it the holy grail of cancer research, because we see the same thing consistently study after study in different models. 80 to 90% reduction in the tumor itself, which in and of itself is impressive, though after one round of therapy will probably be five to 10 in humans. And secondly, what’s left in the tumor is mostly effector immune cells. So it’s continuing to kill the cancer if what was left was a lot of cancer cells, we’d be worried. The third thing is in the blood, in the periphery, we see correlates of the immune system that will allow cancer to be controlled. Important things like gamma interferon, other things we don’t need to get into, and that’s probably why we also see no metastases. So if you combine reduction in tumor size, dramatic reduction in tumor size, what’s left? Immune cells. In the periphery, immune response and no metastases. That’s what she calls the holy grail of cancer research. So now what we’re working on is just doing because it’s cell therapy, gene therapy. There’s a lot that needs to be done for safety for the Food and Drug Administration. But again, we’re looking forward to cancer trials. We focus on tumors that are difficult to treat, starting with pancreatic cancer. Dr. Jewett actually designed the animal study for pancreatic cancer. And we do that for two reasons. One is human need. 60,000 people in the US alone and hundreds of 1000s in the world are diagnosed with pancreatic cancer every year. No good therapy, five to 10% survival rate after five years. If you’re not diagnosed earlier, that’s basically two to 3% but also potentially, head neck cancers, triple negative breast cancers, difficult to treat. So we want to give that human opportunity to people to live longer. But importantly, you get through the regulatory system pretty quickly because there’s no good therapy. And that’s why you think by the end of 2025 or early 26, if the results in humans look anything like mice, will actually be out in the commercial for wide access for a large population but because the approach we are taking should apply to any solid tumor. If you can treat difficult to treat tumors, you can probably treat easier to treat tumors that we could reach 80% of all cancer patients because that’s where solid tumors are over time. So it’s a very strategic approach for human need, but also for commercial need, which is you know, to have to be a company.

Steve Darling: Okay, just a question on that. So when you’re talking about the cells, are you talking about taking healthy cells from other people and using them within someone? Are you talking about healthy cells from someone and then bringing them back in into their body?

Mark Dybul: The first and that’s important because there are others using the cells from the person that can take longer, especially if you don’t use stem cells, or if you use stem cells, which we’re doing and you make dendritic cells. Dendritic cells orchestrated this whole immune system. We tend to think we’re smarter than the immune system in nature, we’re not. There’s a lot we don’t know. And so why not use the cell type that the nature has evolved to orchestrate the whole immune system, and then upregulate through gene therapy. Key markers that tell the whole immune system how to work. That’s why the genetic modification with that otherness, that allogenicity is so important. It also allows you to be off the shelf and that’s because the immune system will respond in a much more dramatic way if you have cells from another person, and they’re genetically modified to orchestrate that broader immune system. But it also allows it to be very off the shelf because you can store those. If you have to get them from the person you have to get them, modify them, change them, then give them back later. We can actually take them off the shelf as soon as we have a piece of tumor and know what the otherness definition is genetically for the person.

Steve Darling: Got it. Okay, good. You signed a definitive deal recently with the company as very significant one and I read the news release that basically it can take the company in a direction much faster and much quicker. So tell me about this definitive deal you signed.

Mark Dybul: Yes, so the definitive deal is with an AI company called GEDiCube. It’s a fantastic company that has had in development, their AI. A friend of mine said we have to take the BS out of AI. Everyone’s saying they have AI right now. This is true AI, which is deep learning algorithms trained to identify things that the human mind and regular computing can’t do. And they’ve been developing this for 10 years that actually started as fintech, and then modified to healthtech. And they’ve developed what are called panels, multi omic panels, meaning not just one type, one thing, but multi approaches. Genomics, proteomics, trans genomics, all in the same panel for a single disease. I have over 3300 panels and including 13 cancers that’s been validated in humans for diagnosis of lung cancer and that has been award winning. So it’s deep, deep learning, deep technology that can identify things that we can’t identify through current system. They’re also adding different modes, imagery, through a partnership with Nvidia. Of course, you know Nvidia. Inception program. In fact, the CEO of the company came from Nvidia and so by adding that technology that healthtech to biotech, we bring together two extraordinary worlds that on their own can do something. But when you find what I call Venn tech, where the two worlds collide, or come together, we can accelerate on multiple fronts. So for example, with blood alone, we believe and we are working on, GEDiCube is where – I have to be clear, we signed the definitive agreement but we’re waiting for the proxy so the board, the shareholders have to vote. But with blood alone you should with biomarker panels, be able to identify cancer before you can pick it up by regular methods. So identify early stage cancer or even the likelihood of developing cancer, then you could predict whether or not someone’s going to respond well to therapy. And for example, PD-1 inhibitors, huge in oncology right now, supposed to be $145 billion business. 60% of people fail PD-1 inhibitors. Wouldn’t it be great to know if someone’s going to succeed or fail for two reasons. One, if you know you’re going to fail, don’t take the therapy because you won’t find out for six or 12 months. So you’ve got cancer growing inside of you and then it’s very difficult to respond. But also so that you can pick the right therapy. So diagnose early, predict the right therapy, and then pick up recurrence earlier. And if you can do that you have a better chance at therapy because the earlier you diagnose or pickup recurrence, the more likely you are to succeed in therapy, particularly if you can predict what is most likely to succeed. But you can then also find potential new targets through the deep learning algorithms for the people who are failing and so we’ll use this on the biotech side, in our own clinical trials. We’ll be putting our data into their system, which will help with each way but they’ll also be able to help us identify new products but also get commercial products out that relate to cancer for a vision that we have of a world free from toxic chemotherapy within our lifetime by earlier diagnosis, predicting results, earlier diagnosis of recurrence and immunotherapy that doesn’t require toxic chemotherapy, which gets what I think is going to redefine the future of medicine.

Steve Darling: Yeah, just as we wrap up here, give me some thoughts on 2024. You mentioned earlier, it’s going to be a very significant year for the company. Just what people should look for next year from you and the team.

Mark Dybul: Well, as we’ve said, we believe that we will have our first AI generated technology in the commercial market. We believe it will be for early diagnosis could be others in the commercial market in next year towards the end of next year. Also start our clinical trial on the biotech side so that will already be bringing clinical patients in. Then by the end of 2025 or at least 26, potential commercial approval for use of that product in human beings to treat cancers that are difficult to treat, but could treat all solid tumors. So next year, AI products in the commercial market. 2025, early 26, biotechnology, cancer products, immunotherapy that could eliminate the need for toxic chemotherapy in difficult to treat cancer.

Steve Darling: Dr. Dybul, thank you so much. Good luck with everything. There’s a great need out there, obviously you mentioned some of those cancers that really have no treatment and sometimes death sentences on people. So we really appreciate your time and good luck with everything.

Mark Dybul: Thanks. Have a great day.

Steve Darling: Dr. Mark Dybul. He is the CEO of Renovaro Biosciences.

Forward-Looking Statements

This transcript contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events, or developments that Renovaro or GEDi Cube expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include but are not limited to, statements regarding the proposed Transaction, the expected closing of the proposed Transaction and the timing thereof, and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities, and anticipated future performance. Information adjusted for the proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that cost savings, synergies and growth from the proposed Transaction may not be fully realized or may take longer to realize than expected; the possibility that shareholders of Renovaro may not approve the issuance of new shares of Renovaro common stock in the proposed Transaction; the risk that a condition to closing of the proposed Transaction may not be satisfied, that either party may terminate the Transaction Agreement or that the closing of the proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the stock purchase agreement relating to the proposed Transaction; the risk that changes in Renovaro’s capital structure and governance could have adverse effects on the market value of its securities and its ability to access the capital markets; the ability of Renovaro to retain its Nasdaq listing; the ability of GEDi Cube to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on GEDi Cube’s operating results and business generally; the risk the proposed Transaction could distract management from ongoing business operations or cause Renovaro and/or GEDi Cube to incur substantial costs; the risk that GEDi Cube may be unable to reduce expenses; the impact of the COVID-19 pandemic, any related economic downturn; the risk of changes in regulations effecting the healthcare industry; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Renovaro’s or GEDi Cube’s control, including those detailed in Renovaro’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Renovaro’s website at www.renovarobio.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. All forward-looking statements are based on assumptions that Renovaro and GEDi Cube believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Renovaro nor GEDi Cube undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Important Additional Information Regarding the Merger Will Be Filed with the SEC and Where to Find It

In connection with the proposed Transaction, Renovaro intends to file a proxy statement (the “proxy statement”), and will file other documents regarding the proposed Transaction with the SEC. INVESTORS AND SECURITYHOLDERS OF RENOVARO ARE URGED TO CAREFULLY AND THOROUGHLY READ, WHEN THEY BECOME AVAILABLE, THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY RENOVARO WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENOVARO, GEDI CUBE AND THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Once complete, a definitive proxy statement will be mailed to the stockholders of Renovaro. Investors will be able to obtain free copies of the proxy statement, as may be amended from time to time, and other relevant documents filed by Renovaro with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Renovaro, including the proxy statement (when it becomes available), will be available free of charge from Renovaro’s website at www.renovarobio.com under the “Financials” tab.